Exhibit 3.20

Execution

LIMITED LIABILITY COMPANY AGREEMENT

OF

SNR WIRELESS LICENSECO, LLC

This Limited Liability Company Agreement (this “Agreement”) of SNR WIRELESS LICENSECO, LLC is entered into as of September 12, 2014 by SNR WIRELESS HOLDCO, LLC (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby (the “Company”) is “SNR Wireless LicenseCo, LLC”.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is limited to, (a) the business of acquiring licenses in the Federal Communications Commission (the “FCC”) Auction Number 97; (b)   the deployment of such licenses in a manner consistent with applicable law and FCC rules, whether by (A) owning, constructing and operating systems to provide wireless broadband services; (B) entering into one or more joint venture, lease, wholesale or other agreements or (C) any other means, in any case using technology fully compatible and interoperable with the technology or technologies employed by American AWS-3 Wireless III L.L.C. and its affiliates from time to time (without limiting the vendors from whom the equipment comprising such systems may be acquired); (c)  marketing and offering the services and features described in clause (b), including advertising such services and features using broadcast and other media; (d) any other activities upon which the Member may agree and (e) any and all activities necessary or incidental to the foregoing.

3. Sole Member. The name and mailing address of the Member is as follows:

Name	Address

SNR Wireless HoldCo, LLC	c/o John Muleta
200 Little Falls Street, Suite 102
Falls Church, VA 22046
Attention: John Muleta
Fax: (888) 804-0321

4. Powers. The Member of the Company shall manage the Company. The actions of the Member taken in such capacity and in accordance with this Agreement shall bind the Company.

i. SNR Wireless HoldCo, LLC shall be the sole “manager” (as that term is used in the Act) of the Company.

ii. The Member, in its capacity as such, shall not be entitled to remuneration for acting in the Company business.

5. Capital Contributions. The Member may make contributions to the capital of the Company from time to time. The membership interests of the Company held by the Member will be deemed to be “securities” within the meaning of Section 8-102(a)(15) and as provided by section 8-103(c) of the Uniform Commercial Code as in effect from time to time in the State of Delaware or analogous provisions in the Uniform Commercial Code in effect in any other jurisdiction.

6. Tax Elections. The taxable year shall be the Fiscal Year. The “Fiscal Year” shall be any year ending on December 31.

7. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following (a) the written consent of the Member or (b) the occurrence of any other event which terminates the continued membership of the Member in the Company.

8. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

9. Liability of the Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

10. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction, without regard to principles of conflicts of law provisions of that or of any other state, all rights and remedies being governed by said laws.

[END OF PAGE]

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO

LIMITED LIABILITY COMPANY AGREEMENT

OF SNR WIRELESS LICENSECO, LLC

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first written above.

SNR WIRELESS HOLDCO, LLC

By SNR Wireless Management, LLC, Its Manager

By Atelum LLC, Its Manager

By	/s/ John Muleta
Name: John Muleta
Title: Managing Member